Kopin Announces Proposed Public Offering of Common Stock

WESTBOROUGH, Mass.-- March 14, 2019 -- (BUSINESS WIRE)-- Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, today announced that it has commenced an underwritten public offering of its common stock. All shares of common stock to be sold in the offering will be offered by Kopin. Kopin expects to grant to the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover overallotments, if any. The offering is subject to market and other conditions, and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
Kopin intends to use the net proceeds from the offering for general corporate purposes, including working capital.
Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS) is acting as sole book running manager in connection with the public offering.
The offering is being made pursuant to an effective shelf registration statement (File No. 333-228549) declared effective by the Securities and Exchange Commission on December 14, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co., Attn: Prospectus Department, 277 Park Ave, 26th floor, New York, NY 10172 or by calling 212-409-2080.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Kopin
Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, all statements relating to the expected use of the net proceeds from the offering of common stock. Words such as “expects,” “intends,” “would,” “may” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. Forward-looking statements are based on Kopin’s current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties can be found in Kopin’s filings with the SEC under the caption “Risk Factors,” including its most recent annual report on Form 10-K available at the SEC’s website at www.sec.gov.